Exhibit 99.1
[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886
Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Announces CFO and CAO Appointments

WESTFORD, Mass. - March 26, 2015 - Kadant Inc. (NYSE:KAI) announced that Michael J. McKenney has been named Senior Vice President and Chief Financial Officer effective June 30, 2015, succeeding Thomas M. O’Brien, whose planned retirement as Chief Financial Officer was announced in September 2014. Mr. McKenney, 53, is currently the Company’s Vice President, Finance and Chief Accounting Officer, and will be succeeded by Ms. Deborah S. Selwood, 46, who has been named Vice President and Chief Accounting Officer effective June 30, 2015. Ms. Selwood is currently the Company’s Corporate Controller.

Mr. McKenney, 53, has been the Company’s Vice President, Finance and Chief Accounting Officer since 2002, and previously served as Corporate Controller from 1997 to 2002. He joined the Company in 1993 upon the acquisition of the AES water management business (now part of the Kadant Solutions Division) from Albany International Corp., where he had served as Controller of AES. Ms. Selwood joined the Company in 2004 as Assistant Corporate Controller and was promoted to Corporate Controller in 2007. Prior to joining the Company, she was an auditor at Arthur Andersen LLP for ten years and the director of external reporting at Genuity Inc. for three years. Both Mr. McKenney and Ms. Selwood are certified public accountants.

“After conducting a thorough executive search that included external and internal candidates, the board selected Mike based on his understanding of the Company and his extensive financial experience,” said Jonathan W. Painter, president and chief executive officer of Kadant Inc. “Mike has played a key role in our financial management function over many years and has been an integral part of the financial integration of our recent acquisitions. He also was a key contributor to our successful spin out from Thermo Electron Corporation (now Thermo Fisher Scientific) in 2001 and was directly involved in establishing our SEC reporting, cash management, treasury, and tax functions at that time. We are very pleased that Mike will be moving into the CFO position.”

Mr. Painter continued, “These appointments ensure continuity in our financial management function and demonstrate the depth of the financial management team put together by Tom O’Brien. I want to thank Tom for his years of service to Kadant and for his contributions to building shareholder value. It's been a pleasure working directly with Tom since I’ve been CEO and I wish him all the best in his retirement.”

“I want to thank Jon and the board, and especially our chairman, Bill Rainville, who hired me 24 years ago, for the opportunity to serve as the Company’s CFO and to be a part of this great company,” said Mr. O’Brien. “I’m especially pleased that Mike and Deb will take over from me and that the financial organization I’ve put in place over the years will continue to support the Company’s growth plans, both internally and through acquisitions.”

“I am honored to have the opportunity to serve as Kadant’s next CFO, and excited to lead our efforts to build on the foundation that Tom put in place,” said Mr. McKenney. “I look forward to working with Deb in her new role as CAO. Deb has been a strong leader in our financial reporting team and has particularly excelled in her dedication to and preparation of our SEC reporting requirements. I am pleased that she will be succeeding me as CAO.”

Kadant Inc. is a global supplier of high-value, critical components and engineered systems used in process industries worldwide. The Company’s products, technologies, and services play an integral role in enhancing process efficiency, optimizing energy utilization, and maximizing productivity in resource-intensive industries. Kadant is based in Westford, Massachusetts, with revenues of $402 million in fiscal 2014 and 1,800 employees in 18 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our business and financial performance. Our actual results may differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading "Risk Factors" in Kadant’s annual report on Form 10-K for the year ended January 3, 2015. These include risks and uncertainties relating to adverse changes in global and local economic conditions; the variability and difficulty in accurately predicting revenues from large capital equipment and systems projects; the variability and uncertainties in sales of capital equipment in China; currency fluctuations; our customers’ ability to obtain financing for capital equipment projects; changes in government regulations and policies; oriented strand board market and levels of residential construction activity; development and use of digital media; price increases or shortages of raw materials; dependence on certain suppliers; international sales and operations; disruption in production; our acquisition strategy; our internal growth strategy; competition; soundness of suppliers and customers; our effective tax rate; future restructurings; soundness of financial institutions; our debt obligations; restrictions in our credit agreement; loss of key personnel; reliance on third-party research; protection of patents and proprietary rights; failure of our information systems or breaches of data security; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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